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                                   EXHIBIT 99

For Immediate Release
June 25, 2003

Dallas, Texas, June 25, 2003 - - Assisted Living Concepts, Inc. (ASLC) announced today that yesterday it received a Notice of Default from BNY Midwest Trust Company, the Trustee under the Indentures, dated January 1, 2002 (the "Indentures") indicating that the Company failed to comply with a nonpayment covenant under the Indentures that requires the Company to deliver an annual opinion stating that all filings, recordings or other actions that are necessary to maintain the Liens under the Collateral Documents (as defined in the Indenture) have been done, or that no such action is required.

Pursuant to the Notice of Default and Indentures, the Company will have 60 days from the date of the Notice to cure the noncompliance. No Event of Default has occurred. The Company is in the process of obtaining the required annual opinions and expects to cure the noncompliance on a timely basis.

The Indentures pertain to the 10% Senior Secured Notes due 2009 (the "Senior Notes") and the Junior Secured Notes due 2012 (the "Junior Notes").

The Company has been informed that the Trustee will also be sending a Notice, dated June 25, 2003, to the Note Holders of the Senior Notes and Junior Notes informing them that the Company did not receive prior notices sent by the Trustee and that an Event of Default for failure to comply with the annual opinion requirement has not occurred. These prior notices were not properly sent in accordance with the terms of the Indenture. The new Notice to the Note Holders is being sent to correct the earlier notice sent by the Trustee to the Note Holders.

Certain statements contained in this press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto, including, without limitation, statements containing the words "will," "believes," "expects," "estimates," "should," and words of similar import may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties and other risks and uncertainties contained in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                              CONTACT INFORMATION:

Matthew G. Patrick, Chief Financial Officer, (214) 424-4002.


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